Exhibit 10.25

Lottery.com Inc

as Company

in favour of

WOODFORD EURASIA ASSETS LTD

as Security Holder

LOAN AGREEMENT DEED, DEBETURE DEED AND SECURIZATION

Date: 7 December 2022

i

CONFIDENTIAL	Execution version

This Loan Agreement Deed, Debeture Deed and Securitization (the “Agreement”) is made as a deed on 7 December 2022 by and between:

Parties

(1)	Lottery.com Inc, a company existing under the laws of the State of Delaware, having its registered office at: 20808 State Hwy. 71W, Unit B, Spicewood, Texas 78669, the United States (the “Company”); and

(2)	Woodford Eurasia Assets Ltd, a company existing under the laws of England and Wales, having its registered office at: 10 Foster Lane, 3rd Floor, London EC2V 6HR, the United Kingdom (the “Security Holder”).

The Company and the Security Holder are collectively referred to as the “Parties” and each individually as a “Party”.

Recitals

(A)	On or about the date of this Agreement, the Company and the Security Holder have entered into Loan Agreement (DEED), dated 7 December 2022, under which the Security Holder has agreed to provide certain amount of financing to the Company, as amended, varied, novated or supplemented from time to time (the “Loan Agreement”).

(B)	The Company has agreed to charge the Charged Assets (as defined below) in favour of the Security Holder under this Agreement as security for the full and timely discharge of the Company’s obligations under the Loan Agreement.

(C)	Each Party enters into this Agreement in consideration of the other Party entering into this Agreement and accepting its terms, undertakings and covenants.

It is AGREED as follows:

1.	Definitions and interpretation

1.1	Definitions

In this Agreement the following words and expressions shall have the following meanings:

“Account” means any account opened or maintained by the Company with any bank, financial institution or any other person (and any replacement account or subdivision or subaccount of that account), the debt or debts represented thereby and all Related Rights;

“Assigned Account” means any Account that may from time to time be identified in writing as an assigned account by the Security Holder;

“Business Day” means a day other than Saturday and Sunday or public holiday in London (the United Kingdom) or New York (the US) and on which banks generally are open in London (the United Kingdom) or New York (the US) for the transaction of normal banking business, and, where used to specify the period, within which any act is to be done or not to be done, a day other than a day, which is a Saturday, Sunday or public holiday in any jurisdiction, in which such act is to be done or not to be done;

“Charged Property” means all the assets and undertaking of the Company which from time to time are the subject of the security created or expressed to be created in favour of the Security Holder by or pursuant to this Agreement;

1

“Collateral Rights” means all rights, powers and remedies of the Security Holder provided by or pursuant to this Agreement or by law;

“Encumbrances” means any mortgage, charge, pledge, lien, option, restriction, assignment, hypothecation, security interest, right of first refusal, right of pre-emption, third party right or interest, other encumbrance or security interest or derivative interest of any kind, or any other type of preferential arrangement (including a title transfer or retention arrangement) having similar effect (and, where used in respect of any Shares, voting trust, any voting agreements, right of first refusal, pre-emption or similar rights or arrangements, save to the extent provided for generally in the applicable law), and “Encumber” shall be construed accordingly;

“Event of Default” means any failure of the Company to perform any of the Secured Obligations;

“Insurance Policy” means any policy of insurance in which the Company may from time to time have an interest;

“Intellectual Property” means any patents, trademarks, service marks, designs, business names, copyrights, domains (namely, “Lottery.com”, “Sports.com” and “Wintogether.org”), software licenses, gambling licenses (including for “Power Ball”), design rights, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests, whether registered or unregistered, the benefit of all applications and rights to use such assets and all Related Rights;

“Investments” means:

(a)	any stocks, shares, debentures, securities and certificates of deposit;

(b)	all interests in collective investment schemes; and

(c)	all warrants, options and other rights to subscribe or acquire any of the investments described in paragraphs (a) and (b) above,

in each case whether held directly by or to the order of the Company or by the Security Holder, nominee, fiduciary or clearance system on its behalf and all Related Rights (including all rights against the Security Holder, nominee, fiduciary or clearance system);

“Loan Agreement” has the meaning given in Recital (A);

“Monetary Claims” means any book and other debts and monetary claims owing to the Company and any proceeds of such debts and claims (including any claims or sums of money deriving from or in relation to any Intellectual Property, any Investment, the proceeds of any Insurance Policy, any court order or judgment, any contract or agreement to which the Company is a party and any other assets, property, rights or undertaking of the Company);

“Receiver” means a receiver or receiver and manager or, where permitted by law, an administrative receiver of the whole or any part of the Charged Property, including any appointee made under a joint and/or several appointment;

“Related Rights” means, in relation to any asset:

(a)	the proceeds of sale of any part of that asset;

(b)	all rights under any licence, agreement for sale or agreement for lease in respect of that asset;

2

(c)	all rights, powers, benefits, claims, contracts, warranties, remedies, security, guarantees, indemnities or covenants for title in respect of that asset; and

(d)	any monies and proceeds paid or payable in respect of that asset;

“Secured Obligations” means all obligations covenanted to be discharged by the Company in clause 2.1 (Covenant to pay); and

“Tangible Moveable Property” means any plant, machinery, office equipment, computers, vehicles and other chattels (excluding any for the time being forming part of the Company’s stock in trade or work in progress) and all Related Rights.

1.2	Headings

Clause headings are inserted for ease of reference only and shall not affect construction.

1.3	Recitals, etc.

References to this Agreement include the Recitals, which form part of this Agreement for all purposes. References in this Agreement to the Parties, the Recitals and clauses are references respectively to the Parties, the Recitals and clauses of this Agreement.

1.4	Meaning of references

Save where specifically required or indicated otherwise:

1.4.1	words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing companies and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part of the whole;

1.4.2	a reference to this Agreement or to any other agreement or document referred to in this Agreement is a reference to this Agreement or such other document or agreement as it may be amended, supplemented, varied or novated from time to time;

1.4.3	any reference to the “Security Holder” or the “Company” shall be construed so as to include its and any subsequent successors and any permitted transferees in accordance with their respective interests;

1.4.4	references to a “person” shall include any individual, firm, body corporate, unincorporated association, government, state or agency of state, association, joint venture or partnership, in each case whether or not having a separate legal personality;

1.4.5	references to a “company” shall be construed so as to include any company, corporation or other body corporate wherever and however incorporated or established, and so as to include any company in succession to all, or substantially all, of the business of that company or firm;

1.4.6	references to the word “include”, “including” or “in particular” (or any similar term) are not to be construed as implying any limitation, except where made together with words like “exclusively” (or any similar term) and general words introduced by the word “other” (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

3

1.4.7	reference to “writing” or “written” includes any method of reproducing words or text in a legible and non-transitory form, and, for the avoidance of doubt, shall not include email, unless this Agreement provides to the contrary;

1.4.8	any obligation on the Party not to do something includes an obligation not to allow that thing to be done; and

1.4.9	notwithstanding that any obligation thereof may be expressed as an obligation of a Party to do, if applicable, such obligation shall be construed as imposing an obligation on such Party to procure compliance with the relevant obligation by its affiliates.

1.5	Understanding of time

Time periods in this Agreement shall be understood in the following way:

1.5.1	references to times of the day are to that time in London (the United Kingdom) (unless otherwise stipulated);

1.5.2	references to a “day” are to a period of twenty four (24) hours running from midnight to midnight;

1.5.3	references to a “month” are to a calendar month. If the relevant calendar month in which the period expires is too short to provide a corresponding date, the period expires on the last day of that month, but if that period expires in a calendar month, which is long enough to provide a corresponding date, that date appears to be the date, on which the period expires; and

1.5.4	if a period of time is specified as from a given day, or from the day of an act or event, it shall be calculated exclusive of that day.

1.6	Inconsistencies

Where there is any inconsistency between the definitions set out in this clause 1 (Definitions and interpretation) and the definitions set out in any clause, then, for the purposes of construing such clause, the definitions set out in such clause shall prevail.

1.7	Meaning of undefined terms

If a word or term used in this Agreement is not defined in this clause 1 (Definitions and interpretation), it shall have the meaning ascribed to it in the text of this Agreement.

1.8	Negotiation of Agreement

The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any provisions of this Agreement.

1.9	Statutory provisions

All references to statutes, statutory provisions, enactments, shall include references to any consolidation, re-enactment, modification or replacement of the same, any statute, statutory provision, enactment, of which it is a consolidation, re-enactment, modification or replacement and any subordinate legislation in force under any of the same from time to time except to the extent that any consolidation, re-enactment, modification or replacement enacted after the date of this Agreement would extend or increase the liability of either Party to another under this Agreement.

4

2.	Payment of Secured Obligations

2.1	Covenant to pay

The Company shall on written demand of the Security Holder discharge all payment obligations when they become due owing to the Security Holder by the Company under or pursuant to the Loan Agreement or this Agreement, whether present or future, actual or contingent (and whether incurred solely or jointly and whether as principal or as surety or in some other capacity), provided that neither such covenant nor the security constituted by this Agreement shall extend to or include any liability or sum which would, but for this clause, cause such covenant or security to be unlawful or prohibited by any applicable law.

2.2	Interest on demands

If the Company fails to pay any sum on the due date for payment of that sum, the Company shall pay interest on any such sum (before and after any judgment and to the extent interest at a default rate is not otherwise being paid on such sum) from the date of written demand until the date of payment calculated on a daily basis at 10% above the rate set out in clause 2.2 (Interest) of the Loan Agreement or such other interest rate as the Parties may agree in writing, but in no circumstances shall such interest rate exceed the allowable maximum interest rate chargeabe in transactions of this type in its applicable jurisdiction.

3.	Floating Charge and Assignments

3.1	Floating charge

3.1.1	The Company charges with full title guarantee in favour of the Security Holder with the payment and discharge of the Secured Obligations by way of first floating charge all present and future assets and undertaking of the Company, including all the Company’s right, title and interest from time to time in and to:

(a)	the Tangible Moveable Property;

(b)	the Intellectual Property (including, for the avoidance of doubt, any domains of the Company, in particular “Lottery.com”, “Sports.com” and “Wintogether.com”);

(c)	the Investment;

(d)	any goodwill and rights in relation to the uncalled capital of the Company; and

(e)	all Monetary Claims and all Related Rights other than any claims which are otherwise subject to assignment (at law or in equity) pursuant to this Agreement.

3.1.2	Paragraph 14 of Schedule B1 to the Insolvency Act 1986 shall apply to the floating charge created pursuant to this clause 3.1.

5

3.2	Assignments

The Company assigns and agrees to assign absolutely with full title guarantee to the Security Holder as security for the payment and discharge of the Secured Obligations all the Company’s right, title and interest from time to time in and to each of the following assets (subject to obtaining any necessary consent to such assignment from any third party):

3.2.1	the proceeds of any Insurance Policy and all Related Rights; and

3.2.2	all rights and claims in relation to any Assigned Account.

4.	Crystallisation of floating charge

4.1	Crystallisation by notice

The Security Holder may at any time by notice in writing (including by email) to the Company convert the floating charge created by clause 3.1 (Floating Charge) with immediate effect into a fixed charge as regards any property or assets specified in the notice if:

4.1.1	an Event of Default has occurred and is continuing;

4.1.2	the Security Holder reasonably considers that any of the Charged Property may be in jeopardy or in danger of being seized or sold pursuant to any form of legal process; or

4.1.3	the Security Holder reasonably considers that it is desirable in order to protect the priority of the security.

4.2	Automatic crystallisation

Notwithstanding clause 4.1 (Crystallisation by notice) and without prejudice to any law which may have a similar effect, the floating charge shall automatically be converted (without notice) with immediate effect into a fixed charge as regards all property and assets subject to the floating charge if:

4.2.1	the Company creates or attempts to create any Encumbrances over any of the Charged Property; or

4.2.2	any person levies or attempts to levy any distress, execution or other process against any of the Charged Property; or

4.2.3	a resolution is passed or an order is made for the winding-up, dissolution, administration or re-organisation of the Company or a liquidator or an administrator is appointed to the Company; or

4.2.4	any person (who is entitled to do so) gives notice of its intention to appoint an Administrator, Master and Receiver to the Company or files such a notice with the court.

5.	Perfection of security

5.1	Notices of assignment

The Company shall deliver to the Security Holder (or procure delivery of) notices of assignment duly executed by, or on behalf of, the Company:

5.1.1	in respect of each Assigned Account, on the date of this Agreement or promptly upon the designation at any time by the Security Holder of any Account as an Assigned Account; and

5.1.2	in respect of any other asset which is the subject of an assignment pursuant to clause 3.2 (Assignments), promptly upon the request of the Security Holder from time to time,

and in each case shall use all reasonable endeavours to procure that each notice is acknowledged by the obligor or debtor specified by the Security Holder.

6

5.2	Notices of charge

The Company shall if requested by the Security Holder from time to time promptly deliver to the Security Holder (or procure delivery of) notices of charge (in form and content reasonably satisfactory to the Security Holder) duly executed by, or on behalf of, the Company and acknowledged by each of the banks or financial institutions with which any of the Accounts are opened or maintained.

6.	Further Assurance

6.1	Necessary action

The Company shall take all such action as is available to it (including making all filings and registrations) as may be necessary and/or the Security Holder may reasonably request for the purpose of the creation, perfection, protection or maintenance of any security conferred or intended to be conferred on the Security Holder by or pursuant to this Agreement.

6.2	Consents

The Company shall use all reasonable endeavours to obtain (in form and content reasonably satisfactory to the Security Holder) as soon as possible any consents necessary to enable the assets of the Company to be the subject of an assignment pursuant to 3.2 (Assignments) and, immediately upon obtaining any such consent, the asset concerned shall become subject to such security and the Company shall promptly deliver a copy of each consent to the Security Holder.

7.	Negative Pledge and Disposals

7.1	Negative pledge

The Company undertakes that, other than pursuant to this Agreement, it shall not, except with the prior written consent of the Security Holder, at any time during the subsistence of this Agreement, create or permit to subsist any Encumbrance over all or any part of the Charged Property.

7.2	No disposal of interests

Save (i) as permitted by this Agreement, (ii) with the prior written consent of the Security Holder, which shall not be unreasonably withheld, or (iii) in respect of the Charged Property that is only subject to the floating charge while it remains uncrystallised, which property may be disposed of in the ordinary course of business, the Company undertakes that it shall not (and shall not agree to) at any time during the subsistence of this Agreement:

7.2.1	execute any disposal, conveyance, transfer, lease or assignment of, or other right to use or occupy, all or any part of the Charged Property;

7.2.2	create any legal or equitable estate or other interest in, or over, or otherwise relating to, all or any part of the Charged Property; or

7.2.3	assign or otherwise dispose of any interest in any Account.

7

8.	Investments

8.1	Payment of calls

The Company shall pay when due all calls or other payments which may be or become due in respect of any of the Investments, and in any case of default by the Company in such payment, the Security Holder may, if it reasonably thinks fit, make such payment on behalf of the Company, in which case any sums paid by the Security Holder shall be reimbursed by the Company to the Security Holder on demand and shall carry interest from the date of payment by the Security Holder until reimbursed at the rate and in accordance with clause 2.2 (Interest on demands).

8.2	Delivery of documents of title

Upon the occurrence of an Event of Default and as long as it is continuing the Company shall promptly on the request of the Security Holder deliver (or procure delivery) to the Security Holder, and the Security Holder shall be entitled to retain, all of the Investments and any certificates and other documents of title representing the Investments to which the Company (or its nominee(s)) is or becomes entitled together with any other document which the Security Holder may reasonably request (in such form and executed as the Security Holder may reasonably require) with a view to perfecting or improving its security over the Investments or to registering any Investment in its name or the name of any nominee(s).

8.3	Exercise of Rights

The Company shall not exercise any of its rights and powers in relation to any of the Investments in any manner which, in the reasonable opinion of the Security Holder, would prejudice the value of, or the ability of the Security Holder to enforce, the security created by this Agreement.

9.	Accounts

9.1	Notification and variation

The Company, during the subsistence of this Agreement:

9.1.1	shall deliver to the Security Holder on the date of this Agreement (and, if any change occurs thereafter, on the date of such change), details of each Account maintained by it with any bank or financial institution; and

9.1.2	shall not, without the Security Holder’s prior written consent, permit or agree to any variation of the rights attaching to any Account or close any Account.

9.2	Operation before Event of Default

So long as an Event of Default has not occurred the Company shall be entitled to receive, withdraw or otherwise transfer any credit balance from time to time on any Account (other than an Assigned Account).

9.3	Operation after Event of Default

After the occurrence of an Event of Default (as long as it is continuing) the Company shall not be entitled to open any account with any financial institution or receive, withdraw or otherwise transfer any credit balance from time to time on any Account, except with the prior consent of the Security Holder, which consent shall not be unreasonably withheld. Notwithstanding anything to the contrary contained herein, Company may withdraw funds to cure an Event of Default with Security Holder or Lender without prior consent of Security Holder.

8

9.4	Assigned Accounts

9.4.1	In the Event of Default or so long as a prior Event of Default has not been cured by Company, the Company shall not be entitled to receive, withdraw or otherwise transfer any credit balance from time to time on any Assigned Account, except with the prior consent of the Security Holder and under clause 10 (Monetary Claims) or to cure an Event of Default with Security Holder or Lender without prior consent of Security Holder.

9.4.2	The Security Holder shall, upon the occurrence of an Event of Default (as long as it is continuing), be entitled without notice to exercise from time to time all rights, powers and remedies held by it as assignee of the Assigned Accounts and to:

(a)	demand and receive all and any monies due under or arising out of each Assigned Account; and

(b)	exercise all such rights as the Company was then entitled to exercise in relation to such Assigned Account or might, but for the terms of this Agreement, exercise.

9.5	Application of monies

The Security Holder shall, upon the occurrence of an Event of Default (as long as it is continuing), be entitled with notice to Company to apply, transfer or set-off any or all of the credit balances from time to time on any Account in or towards the payment or other satisfaction of all or part of the Secured Obligations in accordance with clause 15 (Application of monies).

10.	Monetary Claims

10.1	Dealing with Monetary Claims

In the Event of Default or so long as a prior Event of Default has not been cured by Company, the Company shall not, without the prior written consent of the Security Holder:

10.1.1	deal with the Monetary Claims;

10.1.2	factor or discount any of the Monetary Claims or enter into any agreement for such factoring or discounting; or

10.1.3	be entitled to withdraw or otherwise transfer the proceeds of the realisation of any Monetary Claims standing to the credit of any Account.

11.	General undertakings

11.1	Intellectual Property

The Company shall during the subsistence of this Agreement in respect of any Intellectual Property:

11.1.1	take all such steps and do all such acts as may be necessary to preserve and maintain the subsistence and the validity of any such Intellectual Property; and

11.1.2	not use or permit any such Intellectual Property to be used in any way which may materially and adversely affect its value.

11.2	Information and access

The Company shall from time to time, on request of the Security Holder, furnish the Security Holder with such information as the Security Holder may reasonably require (including by email) about the Company’s business and affairs, the Charged Property and its compliance with the terms of this Agreement, and permit the Security Holder, its representatives, professional advisers and contractors, free access at all reasonable times and on reasonable notice (which may be given by email) to (a) inspect and take copies and extracts from the books, accounts and records of the Company and (b) to view the Charged Property.

9

12.	Enforcement of security

12.1	Enforcement

At any time after the occurrence of an Event of Default (as long as it is continuing) or if the Company requests the Security Holder to exercise any of its powers under this Agreement or if a petition or application is presented for the winding up or dissolution of the Company or the making of an administration order in relation to the Company or if any person who is entitled to do so gives written notice of its intention to appoint an administrator of the Company or files such a notice with the court, the security created by or pursuant to this Agreement shall immediately become enforceable and the Security Holder may, without notice to the Company or prior authorisation from any court, in its absolute discretion enforce all or any part of that security (at the times, in the manner and on the terms it reasonably thinks fit) and take possession of and hold or dispose of all or any part of the Charged Property.

12.2	Right of appropriation

To the extent that any of the Charged Property constitutes “financial collateral” and this Agreement and the obligations of the Company under this Agreement constitute a “security financial collateral arrangement” (in each case as defined in, and for the purposes of, the Financial Collateral Arrangements (No. 2) Regulations 2003 (SI 2003 No. 3226), as amended (the “Regulations”)) the Security Holder shall have the right, at any time after the security constituted by this Agreement has become enforceable, to appropriate all or any part of such financial collateral in or towards discharge of the Secured Obligations and may exercise such right to appropriate upon giving written notice (including by email) to the Company. For this purpose, the Parties agree that the value of such financial collateral so appropriated shall be (a) in the case of cash, the amount standing to the credit of each of the Accounts, together with any accrued but unposted interest, at the time the right of appropriation is exercised; and (b) in the case of Investments, the market price of such Investments determined by the Security Holder by reference to a public index or by such other process as the Security Holder may reasonably select, including independent valuation. In each case, the Parties agree that the method of valuation provided for in this Agreement shall constitute a commercially reasonable method of valuation for the purposes of the Regulations.

12.3	Effect of moratorium

The Security Holder shall not be entitled to exercise its rights under clause 12.1 (Enforcement) or clause 4 (Crystallisation of floating charge) where the right arises as a result of an Event of Default occurring solely due to any person obtaining or taking steps to obtain a moratorium under the applicable law.

13.	Appointment of Receiver or administrator

13.1	Appointment and removal

After the occurrence of an Event of Default (as long as it is continuing) or if a petition or application is presented for the winding up or dissolution of the Company or for the making of an administration order in relation to the Company or if any person who is entitled to do so gives written notice of its intention to appoint an administrator of the Company or files such a notice with the court or if requested to do so by the Company, the Security Holder may by deed or otherwise (acting through an authorised officer of the Security Holder), without prior notice to the Company:

13.1.1	appoint one (1) or more persons to be a Receiver of the whole or any part of the Charged Property;

10

13.1.2	appoint one (1) or more Receivers of separate parts of the Charged Property;

13.1.3	remove (so far as it is lawfully able) any Receiver so appointed;

13.1.4	appoint another person(s) as an additional or replacement Receiver(s); or

13.1.5	appoint one (1) or more persons to be an administrator of the Company.

13.2	Capacity of Receivers

Each person appointed to be a Receiver pursuant to clause 13.1 (Appointment and removal) shall be:

13.2.1	entitled to act individually or together with any other person appointed or substituted as Receiver; and

13.2.2	for all purposes deemed to be the agent of the Company which shall be solely responsible for his acts, defaults and liabilities and for the payment of his remuneration and no Receiver shall at any time act as agent for the Security Holder.

13.3	Statutory powers of appointment

The powers of appointment of a Receiver shall be in addition to all statutory and other powers of appointment of the Security Holder under the Law of Property Act 1925 (as extended by this Agreement) or otherwise and such powers shall remain exercisable from time to time by the Security Holder in respect of any part of the Charged Property.

14.	Powers of Receiver

Every Receiver shall (subject to any restrictions in the instrument appointing him but notwithstanding any winding-up or dissolution of the Company) have and be entitled to exercise, in relation to the Charged Property (and any assets of the Company which, when got in, would be Charged Property) in respect of which he was appointed, and as varied and extended by the provisions of this Agreement (in the name of or on behalf of the Company or in his own name and, in each case, at the cost of the Company):

14.1.1	all the powers conferred by the Law of Property Act 1925 on mortgagors and on mortgagees in possession and on receivers appointed under that Act;

14.1.2	all the powers of an administrative receiver set out in Schedule 1 to the Insolvency Act 1986 (whether or not the Receiver is an administrative receiver);

14.1.3	all the powers and rights of an absolute owner and power to do or omit to do anything which the Company itself could do or omit to do; and

14.1.4	the power to do all things (including bringing or defending proceedings in the name or on behalf of the Company) which seem to the Receiver to be incidental or conducive to (a) any of the functions, powers, authorities or discretions conferred on or vested in him or (b) the exercise of the Collateral Rights (including the realisation of all or any part of the Charged Property) or (c) bringing to his hands any assets of the Company forming part of, or which when got in would be, Charged Property.

11

15.	Application of monies

All monies received or recovered by the Security Holder or any Receiver pursuant to this Agreement or the powers conferred by it shall (subject to the claims of any person having prior rights thereto and by way of variation of the provisions of the Law of Property Act 1925) be applied first in the payment of the costs, charges and expenses incurred and payments made by the Receiver, the payment of his remuneration and the discharge of any liabilities incurred by the Receiver in, or incidental to, the exercise of any of his powers, and thereafter shall be applied by the Security Holder (notwithstanding any purported appropriation by the Company) in such order and manner as the Security Holder shall reasonably think fit:

15.1.1	in or towards the discharge of all or any of the Secured Obligations which are then due and payable; or

15.1.2	if any of the Secured Obligations are then contingent, in payment to the credit of any accounts selected by the Security Holder to be held until such time as the Security Holder shall reasonably think fit pending their application in or towards the discharge of all or any of the Secured Obligations which are at that time due and payable; or

15.1.3	in payment to the credit of any suspense or impersonal account for so long as the Security Holder shall reasonably think fit pending any further application of such monies (as the Security Holder shall be entitled, but not obliged, to do in its discretion) in accordance with the previous provisions of this clause; and

15.1.4	if the Company is under no further actual or contingent liability under the Loan Agreement, in payment of the surplus to the Company or any other person entitled to it.

16.	Protection of Purchasers

16.1	Consideration

The receipt of sale proceeds by the Security Holder or any Receiver shall be conclusive discharge to a purchaser and, in making any sale or disposal of any of the Charged Property or making any acquisition, the Security Holder or any Receiver may do so for such consideration, in such manner and on such terms as it reasonably thinks fit.

16.2	Protection of purchasers

No purchaser or other person dealing with the Security Holder or any Receiver shall be bound to inquire whether the right of the Security Holder or such Receiver to exercise any of its powers has arisen or become exercisable or be concerned with any propriety or regularity on the part of the Security Holder or such Receiver in such dealings.

12

17.	Power of attorney

17.1	Appointment and powers

The Company by way of security irrevocably appoints the Security Holder and any Receiver severally to be its attorney and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents and do all things which the attorney may consider to be required or desirable for:

17.1.1	performing any obligation imposed on the Company by this Agreement or any other agreement binding on the Company to which the Security Holder is party (including the execution and delivery of any deeds, charges, assignments or other security and any transfers of the Charged Property); and

17.1.2	enabling the Security Holder and any Receiver to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to this Agreement or by law (including, after the occurrence of an Event of Default, which is continuing, the exercise of any right of a legal or beneficial owner of the Charged Property).

17.2	Ratification

The Company shall ratify and confirm all things done and all documents executed by any attorney in the proper and lawful exercise or purported exercise of all or any of his powers referred to in clause 17.1 (Appointment and powers).

18.	Effectiveness of security

18.1	Continuing security

18.1.1	The Security created by or pursuant to this Agreement shall remain in full force and effect as a continuing security for the Secured Obligations unless and until discharged by the Security Holder.

18.1.2	No part of the security from time to time intended to be constituted by the Agreement will be considered satisfied or discharged by any intermediate payment, discharge or satisfaction of the whole or any part of the Secured Obligations.

18.2	Cumulative rights

The security created by or pursuant to this Agreement and the Collateral Rights shall be cumulative, in addition to and independent of every other security which the Security Holder may at any time hold for the Secured Obligations or any other obligations or any rights, powers and remedies provided by law. No prior security held by the Security Holder over the whole or any part of the Charged Property shall merge into the security constituted by this Agreement.

18.3	No prejudice

The security created by or pursuant to this Agreement and the Collateral Rights shall not be prejudiced by any unenforceability or invalidity of any other agreement or document or by any time or indulgence granted to the Company or any other person or by any other thing which might otherwise prejudice that security or any Collateral Right.

18.4	Remedies and waivers

No failure on the part of the Security Holder to exercise, nor any delay on its part in exercising, any Collateral Right shall operate as a waiver of that Collateral Right or constitute an election to affirm this Agreement. No election to affirm this Agreement shall be effective unless it is in writing. No single or partial exercise of any Collateral Right shall preclude any further or other exercise of that or any other Collateral Right.

13

18.5	No liability

None of the Security Holder, its nominee(s) or any Receiver shall be liable by reason of (a) taking any action permitted by this Agreement or (b) any neglect or default in connection with the Charged Property or (c) taking possession of or realising all or any part of the Charged Property, except in the case of gross negligence or wilful default upon its part.

18.6	Partial invalidity

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby and, if any part of the security intended to be created by or pursuant to this Agreement is invalid, unenforceable or ineffective for any reason, that shall not affect or impair any other part of that security.

19.	Release of security

19.1	Redemption of security

Upon the Secured Obligations being discharged in full and the Security Holder having no further actual obligation, the Security Holder shall, at the request and cost of the Company, release and cancel the security constituted by this Agreement and procure the reassignment to the Company of the property and assets assigned to the Security Holder pursuant to this Agreement, in each case subject to clause 19.2 (Avoidance of payments) and without recourse to, or any representation or warranty by, the Security Holder or any of its nominees. Notwithstanding anything to the contrary contained herein, for the purposes of this Agreement, the Secured Obligations shall be considered fully discharged in full requiring the Security Holder to release and cancel the security constituted by the Agreement and procure the reassignment to the Company of the property and assets assigned to the Security Holder pursuant to this Agreement at the time the Company has repaid the Loan and/or Conversion took place.

19.2	Avoidance of payments

If the Security Holder reasonably considers that any amount paid or credited to it is capable of being avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws the liability of the Company under this Agreement and the security constituted by this Agreement shall continue and such amount shall not be considered to have been irrevocably paid.

19.3	Retention of security

The Security Holder may retain this Agreement, the security constituted by or pursuant to this Agreement and all documents of title, certificates and other documents relating to or evidencing ownership of all or any part of the Charged Property for a period of three (3) months after any discharge in full of the Secured Obligations, provided that if at any time during that period a petition or application is presented for an order for the winding-up of, or the making of an administration order in respect of, the Company or any person who is entitled to do so gives written notice of its intention to appoint an administrator of the Company or files such a notice with the court or the Company commences to be wound-up voluntarily or any analogous proceedings are commenced in respect of it, the Security Holder may continue to retain this Agreement, such security and such documents for such further period as the Security Holder may reasonably determine and this Agreement, such security and such documents shall be deemed to have continued to have been held as security for the Secured Obligations.

14

20.	Set-off

The Company authorises the Security Holder (but the Security Holder shall not be obliged to exercise such right), after the occurrence of an Event of Default which is continuing, to set off against the Secured Obligations any amount or other obligation (contingent or otherwise) owing by the Security Holder to the Company and apply any credit balance to which the Company is entitled on any account with the Security Holder in accordance with clause 15 (Application of monies) (notwithstanding any specified maturity of any deposit standing to the credit of any such account).

21.	Subsequent security interests

If the Security Holder at any time receives or is deemed to have received notice of any subsequent Security affecting all or any part of the Charged Property or any assignment or transfer of the Charged Property which is prohibited by the terms of this Agreement, all payments thereafter by or on behalf of the Company to the Security Holder shall be treated as having been credited to a new account of the Company and not as having been applied in reduction of the Secured Obligations as at the time when the Security Holder received such notice.

22.	Currency

22.1	Currency conversion

For the purpose of or pending the discharge of any of the Secured Obligations, the Security Holder may convert any monies received, recovered or realised or subject to application by the Security Holder or any Receiver pursuant to this Agreement from one (1) currency to another and any such conversion shall be made at the Security Holder’s spot rate of exchange for the time being for obtaining such other currency with the first currency and the Secured Obligations shall be discharged only to the extent of the net proceeds of such conversion received by the Security Holder.

22.2	Currency indemnity

If any sum (a “Sum”) owing by the Company under this Agreement or any order or judgment given or made in relation to this Agreement has to be converted from the currency (the “First Currency”) in which such Sum is payable into another currency (the “Second Currency”) for the purpose of:

22.2.1	making or filing a claim or proof against the Company;

22.2.2	obtaining an order or judgment in any court or other tribunal;

22.2.3	enforcing any order or judgment given or made in relation to this Agreement; or

22.2.4	applying the Sum in satisfaction of any of the Secured Obligations,

the Company shall indemnify the Security Holder from and against any loss suffered or incurred as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert such Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to the Security Holder at the time of such receipt of such Sum.

15

23.	Assignment

23.1	Assignment

Except as provided for in clause 23.2 (Assignment by Security Holder), no Party may assign or transfer all or any of its rights or obligations under this Agreement or dispose of any right or interest in this Agreement without a prior written consent of another Party.

23.2	Assignment by Security Holder

The Security Holder may at any time assign all or a portion of its rights under this Agreement to any such third party(-ies) to whom the Security Holder assigns all or a portion of its rights under the Loan Agreement, without prior written consent of the Company. The Security Holder shall be entitled to disclose such information concerning the Company and this Agreement as the Security Holder reasonably considers appropriate to any actual or proposed direct or indirect successor or to any person to whom information may be required to be disclosed by any applicable law.

24.	Notices

24.1	Form of notices

Any notice (including any demand or any other communication) given under this Agreement or in connection with this Agreement shall be in writing (including, in relation to the notices given by the Security Holder, by email) and in English, signed by or on behalf of a Party giving it, and sent to another Party for the attention of the person and to the contact details given in clause 24.4 (Contact details).

24.2	Delivery of notices

A Party may send any notice by any of the below methods and, if sent by a particular method, the corresponding deemed delivery date and time when such notice takes effect, shall, if there is no evidence of the earlier receipt, be as follows:

24.2.1	if delivered by hand, at the time of delivery at that address signed for by the recipient and dated at such address;

24.2.2	if sent by courier delivery service, at the time of delivery at that address as evidenced by the courier delivery service;

24.2.3	if sent by pre-paid airmail providing proof of postage, at 9.00 am on the third (3rd) Business Day after posting; and

24.2.4	if sent by email, at the time of transmission;

24.3	Time of delivery

For the purposes of clause 24.2 (Delivery of notices):

24.3.1	all references to time are to local time in the place of deemed receipt; and

24.3.2	any notice received or deemed received on a day that is not the Business Day or after 5.00 pm on any Business Day, shall be deemed to have been received on the next following Business Day.

16

24.4	Contact details

The relevant details of the Parties are as follows:

24.4.1	Security Holder:	WOODFORD EURASIA ASSETS LTD

Attention:	Mr. Alex Smotlak

Address:	10 Foster Lane, 3rd Floor, London EC2V 6HR, the United Kingdom

Tel.:	+44 (0)20 7535 1070

Email:	Alex.Smotlak@uibt.com

24.4.2	Company:	LOTTERY.COM INC

Attention:	Mr. Sohail Quraeshi (or another CEO of the Borrower replacing Mr. Sohail Quraeshi from time to time)

Address:	20808 State Highway 71 W, Suite B, Spicewood, TX 78669

Tel.:	+1 (561) 332-6722

Email:	sohail@lottery.com

With a copy to:	matthew.mcghan@lottery.com

24.5	Delivery by email

Save for the notices given by the Lender by email, a notice sent by any of the methods mentioned in clause 24.2 (Delivery of notices) shall be simultaneously dispatched to the contact details given in 24.4 (Contact details) by email, provided that such notice shall be deemed delivered and take effect when delivered in accordance with 24.2 (Delivery of notices). A notice given by the Company under or in connection with the Transaction Documents shall not be valid, if sent by email only.

24.6	Change of address

A Party may by giving notice in accordance with this clause 24 change its relevant details given in clause 24.4 (Contact details). The change shall take effect for a Party notified of the change at 9.00 am on the later of:

24.6.1	the date, if any, specified in the notice as the effective date for the change; or

24.6.2	the fifth (5th) Business Day after deemed receipt of the notice took place in accordance with clauses 24.2 (Delivery of notices) and 24.3 (Time of delivery).

25.	Expenses, stamp taxes and indemnity

25.1	Expenses

The Company shall, from time to time on demand of the Security Holder, reimburse the Security Holder for all the costs and expenses (including legal fees) on a full indemnity basis together with any VAT thereon incurred by it in connection with the exercise, preservation and/or enforcement of any of the Collateral Rights or the security contemplated by this Agreement or any proceedings instituted by or against the Security Holder as a consequence of taking or holding the security or of enforcing the Collateral Rights, and shall carry interest from the date of such demand until so reimbursed at the rate and on the basis mentioned in clause 2.2 (Interest on demands).

17

25.2	Indemnity

The Company shall, notwithstanding any release or discharge of all or any part of the security contemplated by this Agreement, indemnify the Security Holder, its agents, attorneys and any Receiver against any action, proceeding, claims, losses, liabilities and costs which it may sustain as a consequence of any breach by the Company of the provisions of this Agreement, the proper and lawful exercise or purported exercise of any of the rights and powers conferred on them by this Agreement or otherwise relating to the Charged Property, except in the case of gross negligence or wilful default upon their part.

26.	Payments free of deduction

All payments to be made under this Agreement shall be made free and clear of and without any deductions or withholdings, unless the Company is required to make such payment subject to the deduction or withholding of any present and future taxes, levies, imposts, duties, fees or charges of whatever nature (together with interest thereon), in which case the sum payable by the Company in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Security Holder receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

27.	Discretion and Delegation

27.1	Discretion

Any liberty or power which may be exercised or any determination which may be made under this Agreement by the Security Holder or any Receiver may be exercised or made in its absolute and unfettered reasonable discretion without any obligation to give reasons.

27.2	Delegation

Each of the Security Holder and any Receiver shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement (including the power of attorney) on such terms and conditions as it shall reasonably see fit which delegation shall not preclude either the subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by the Security Holder or the Receiver itself.

28.	Governing law and dispute resolution

28.1	Governing law

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination, enforceability or breach (including non-contractual disputes or claims) shall be governed by, and construed in accordance with, English law.

18

28.2	Arbitration

Subject to clause 28.3 (Security Holder’s option), any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, (a “Dispute”) shall be referred to and finally resolved by the LCIA under the LCIA Rules (the “Rules”), which Rules are deemed to be incorporated by reference into this clause. The number of arbitrators shall be one (1). The seat, or legal place, of arbitration shall be London, the United Kingdom. The language to be used in the arbitral proceedings shall be English. The Parties agree that any restriction in the Rules upon the nomination or appointment of an arbitrator by reason of nationality shall not apply to any arbitration commenced pursuant to this clause. Any decision under such arbitration proceedings shall be final and binding on the Parties. The tribunal shall order an unsuccessful Party in the arbitration to pay the legal and other costs incurred in connection with the arbitration by a successful Party. Each Party consents to be joined in the arbitration commenced under the arbitration agreement set out in this clause 28.2. For the avoidance of doubt, this clause 28.2 constitutes each Party’s consent to joinder in writing for the purposes of the Rules. Each Party agrees to be bound by any award rendered in the arbitration, to which it was joined pursuant to this clause 28.2. Each Party consents to the consolidation, in accordance with the Rules, of two (2) or more arbitrations commenced under the arbitration agreement set out in this clause 28.2. For the avoidance of doubt, this clause 28.2 constitutes each Party’s agreement to consolidation in writing for the purposes of the Rules.

28.3	Security Holder’s option

28.3.1	Before the Security Holder has filed a request for arbitration or a response to a request for arbitration (as the case may be), the Security Holder may (in its sole discretion) require that a specific Dispute be heard by a court of law.

28.3.2	If the Security Holder elects to have a Dispute determined by a court of law pursuant to clause 28.3.1, it shall give written notice of such election (including by email) to the Company (the “Notice of Litigation”). The Security Holder may (in its sole discretion) give such Notice of Litigation (including by email) either prior or subsequent to the commencement of proceedings of the Dispute to which the Notice of Litigation refers, provided that such Notice of Litigation shall be given no later than the date on which the Company is first served with a claim form or equivalent document to commence proceedings in connection with such Dispute.

28.4	Jurisdiction

If the Security Holder elects to have a Dispute determined by a court of law pursuant to clause 28.3.1, the following shall apply:

28.4.1	subject to clause 28.4.3, the courts of England shall have exclusive jurisdiction to settle such Dispute;

28.4.2	the Parties agree that the courts of England are the most appropriate and convenient courts to settle the Dispute and, accordingly, no Party shall argue to the contrary; and

28.4.3	this clause 28.4 is for the benefit of the Security Holder only. As a result and notwithstanding clause 28.4.1, the Security Holder may take proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Security Holder may take concurrent proceedings in any number of jurisdictions.

28.5	Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Company:

28.5.1	upon the written request of the Security Holder to the Company, shall irrevocably appoint the process agent as its agent for service of process in relation to any proceedings before the English courts or any arbitration in connection with this Agreement; and

28.5.2	agrees that failure by an agent for service of process to notify the Company of the process shall not invalidate the proceedings concerned.

19

28.6	Waiver of immunity

The Company waives generally all immunity it or its assets or revenues may otherwise have in any jurisdiction, including immunity in respect of:

28.6.1	the giving of any relief by way of injunction or order for specific performance or for the recovery of assets or revenues; and

28.6.2	the issue of any process against its assets or revenues for the enforcement of a judgment or, in an action in rem, for the arrest, detention or sale of any of its assets and revenues.

29.	Third Party Rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

IN WITNESS of which this Agreement has been executed as a deed and has been delivered on the date stated at the beginning of this Agreement.

[the remainder of this page is intentionally left blank]

20

Signature page to Agreement (Deed)

Executed and delivered as a deed		)

by LOTTERY.COM INC		)

acting by: Sohail Quraeshi		)
		)	/s/ Sohail Quraeshi

based on:	Unanimous Written Consent of the Board of Lottery.com, Inc. dated Dec. 7, 2022	) )
Witnessed by: Gregory Potts		) )	/s/ Gregory Potts

Residing at: ________________________		)

)

)

Occupation: Chief Revenue Officer, Lottery.com___________________________		)

____________________________________		)

[the remainder of this page is intentionally left blank]

21

Signature page to Agreement (Deed)

Executed and delivered as a deed	)

by WOODFORD EURASIA ASSETS LTD	)

acting by:	)

Alex Smotlak	)	/s/ Alex Smotlak

based on:	)

)

Witnessed by:	)

)

Residing at:	)

)

)

Occupation: _________________________________	)

)

[the remainder of this page is intentionally left blank]

22